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                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                ANNOUNCES RELOCATION TO CENTER CITY PHILADELPHIA

         Move Represents Largest Job Influx to Philadelphia In 20 Years


Bala Cynwyd, PA, December 9, 2002 -- American Business Financial Services, Inc. (ABFS; Nasdaq: ABFI), today announced that it will move its national headquarters from Montgomery County to the Wanamaker Building in Center City Philadelphia, representing the City's largest single influx of new jobs in 20 years. The Company said that it expects its workforce to grow to more than 1,000 over the next couple of years.

ABFS had been considering other sites in Center City and suburban Philadelphia, including Montgomery County, PA and Camden County, NJ for its headquarters. The Company signed an 11-year lease and will occupy more than 230,000 square feet on the 6th, 7th, 8th, and 12th floors of the Wanamaker Building. ABFS currently anticipates its move will take place during the summer of 2003, upon completion of renovations.

Anthony J. Santilli, Chairman and Chief Executive Officer of ABFS, said, "We had a lot of options to consider in Pennsylvania and other states. However, we have a young dynamic workforce that is ideally matched to the exciting and ongoing revitalization of Center City. That excitement, coupled with high-quality space at a historic and prestigious location and the positive business environment being created by the City and State made the choice of this vibrant urban center our first choice."

The initial workforce in the summer of 2003 will number more than 700, making it the largest influx of jobs into Philadelphia in the last 20 years, according to the City's Commerce Department.

Philadelphia Mayor John F. Street said, "This move is further evidence of the value of efforts to lure businesses being made by the Mayor's office, the Commonwealth of Pennsylvania and City Council, as well as a tribute to all those who make Philadelphia the place to be in the region."

The Wanamaker Building, built in 1911 and redeveloped in 1991, was the architectural and engineering marvel of its era. The property was fully restored in 1991 to meet the changing needs of retail and office users. Today, the Wanamaker Building is considered one of America's architecturally distinguished retail and business centers, and is managed by Amerimar Enterprises. Gerald Marshall, President and CEO of Amerimar said, "ABFS is an important addition to the City, the neighborhood and our building. Considering that they truly had many choices, we're very gratified that they selected us."


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The Company was conceived at the Philadelphia kitchen table of Anthony and
Beverly Santilli and officially founded in 1988. It has been a publicly traded company since 1997 when its common stock was listed on the NASDAQ Stock Market (symbol: ABFI). ABFS has been in Bala Cynwyd, PA for approximately 14 years.

The Company serves consumers and small business entrepreneurs who often don't have access to traditional lending programs. The Company has become increasingly active in local community efforts and has recently made a commitment to consumer education initiatives through an alliance with Consumer Credit Counseling Service of Delaware Valley, Inc., to help the CCCS fund its debt counseling and other educational initiatives. Stephen M. Giroux was recently named to the Board of Directors of the CCCS. In addition, Chairman and CEO Anthony J. Santilli, was recently named Chairman of the Nominations Committee of the Operation Good Neighbor Foundation, a non-profit organizing uniting corporations, businesses and individuals to work with grassroots neighborhood organizations that are addressing the needs of those less fortunate. The Foundation works closely with President Bush's White House Office of Faith-Based and Community Initiatives.

"Our commitment to the City and all the communities we serve is fundamental to our business approach and very much a part of our corporate culture. We believe that, more than just jobs, we'll bring that commitment to Center City Philadelphia," Santilli said.

American Business Financial Services, Inc. is a financial services company operating predominantly in the eastern and central portions of the United States. The Company originates business purpose loans and first and second mortgage loans through a combination of channels, including a national processing center located at its centralized operating office in Bala Cynwyd, Pennsylvania, a regional processing center in Roseland, New Jersey, and several retail branch offices

CONTACTS:

ABFS: Keith Bratz, VP-Corporate Communications, 610-617-7475; Kate Allison, Alta Communications, 215-790-7816; Bruce Boyle, 610-649-3604

City of Philadelphia: James Cuorato, Commerce Director, 215-683-2000

Amerimar Enterprises, Inc.: Stephen J. Gleason, Executive Vice President, 215-893-6042